Sundance Strategies, Inc. Structures and Books $90 Million of Qualified Net Insurance Benefits

$90 Million Completed of the $400 Million of Assets Acquired in June 2013;

Company Now Has a Total of $219 Million of Net Insurance Benefits Structured and Booked

PROVO, Utah, January 14, 2014 -- Sundance Strategies, Inc. (OTC BB: SUND), an innovative company engaged in acquiring life insurance settlements and related insurance contracts, policies and obligations, today announced that it has completed the structuring and booking of an additional $90 million of  Qualified Net Insurance Benefits, or NIBs. These NIBs are part of the $400 million transaction of additional policy maturity benefits in portfolios from the Company’s second acquisition in June, 2013.

Matt Pearson, new COO, Sundance Strategies, Inc., commented, “With the structuring of the $90 million of NIBs, the Company now has a total of $219 million of NIBs structured and booked, and is working towards the full completion of the remaining $310 million of the total $529 million portfolio.”

Disclaimer:

NIBs are the amount estimated to be paid after deduction of all premiums payable under the policies, along with other costs and expenses, and repayments, if any.   We will not receive the “face value” of the policies, but only the “Net Insurance Benefit.”

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release.  This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the SEC at www.sec.gov.

Investor Contact:

Cameron Donahue, Hayden IR

(651) 653-1854

cameron@haydenir.com

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